UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2009

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Technology Drive Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01    REGULATION FD DISCLOSURE

On September 9, 2009, Standard Pacific Corp. (the “Company”) issued a press release announcing, among other matters, a proposed offering by its wholly owned subsidiary, Standard Pacific Escrow LLC (“Escrow LLC”), of $200 million aggregate principal amount of senior notes due 2016 (the “2016 Notes”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The Company intends to use the net proceeds from the offering to repurchase certain outstanding notes of the Company through tender offers, and to the extent there are any remaining proceeds, for the redemption or repurchase of other outstanding debt. Under certain conditions, the Company will assume Escrow LLC’s obligations under the notes. If those conditions are not met, including if the tender offers for the Company’s outstanding notes are not consummated, the 2016 Notes will be automatically redeemed. The press release related to the offering of the notes is attached as Exhibit 99.1 and is incorporated herein by reference.

In connection with the offering, the Company announced that in August 2009, it unwound two Southern California joint ventures. In connection with these transactions, the Company acquired approximately $80.3 million of real estate inventories which consisted of 38 completed homes, eight model homes, 10 homes under construction and 57 finished lots, and assumed approximately $52.0 million of secured project debt. In addition, subsequent to unwinding one of these joint ventures, the Company paid off approximately $22.9 million of secured project debt. As of September 8, 2009, the Company’s unconsolidated joint ventures had approximately $46.8 million of recourse debt which was subject to loan-to-value maintenance agreements (three joint ventures).

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release announcing proposed notes offering dated September 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2009

STANDARD PACIFIC CORP.

By:	/s/ JOHN M. STEPHENS
Name: John M. Stephens Title: Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release announcing proposed notes offering dated September 9, 2009.